EXHIBIT 23.4

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 prepared by PetroQuest Energy, Inc. (the “Company”) of our report, included as Exhibit 99.4 to the Current Report on Form 8-K of the Company filed on June 25, 2013, in respect to the estimated proved reserves, future production and income attributable to certain leasehold and royalty interests of Hall-Houston Exploration Partners, L.L.C. and GOM-H Exploration, L.L.C as of December 31, 2012 acquired by the Company, and we hereby consent to all references to such report and/or to this firm in such Registration Statement, and further consent to our being named as an expert in each such Registration Statement and in each Prospectus to which any such Registration Statement relates.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ryder Scott Company, L.P. nor any of its employees had, or now has, a substantial interest in PetroQuest Energy, Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

Houston, Texas

September 17, 2013

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258